Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 29, 2024, Stronghold Digital Mining, Inc. (the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.0001 per share (“common stock”), one class of Series C Convertible Preferred Stock $0.0001 per share (Series C Preferred Stock) and one class of Series D Convertible Preferred Stock $0.0001 per share (Series D Preferred Stock). The following description of the Company’s common stock and preferred stock is a summary and is not complete. For a complete description, please refer to our second amended and restated certificate of incorporation (as amended to date, our “Certificate of Incorporation”), amended and restated bylaws (as amended to date, our “Bylaws”) and certificate of designations for the Series C Preferred Stock (“Certificate of Designations”), which we have incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. References to “we,” “our” and “us” refer to the Company, unless the context otherwise requires. References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.
Description of Class A Common Stock
Our authorized common stock consists of 238,000,000 shares of Class A common stock, par value $0.0001 per share. Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors.
Holders of shares of Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All issued and outstanding shares of Class A common stock are fully paid and nonassessable.
Description of Class V Common Stock
We also have 50,000,000 shares of Class V common stock authorized, par value $0.0001 per share.
Holders of shares of our Class V common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class V common stock vote together as a single class on all matters presented to our stockholders for their vote or approval.
Holders of our Class V common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class V common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class V common stock paid proportionally with respect to each outstanding share of Class V common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares for Class A common stock on equivalent terms is simultaneously paid to the holders of Class A common stock. Holders of our Class V common stock do not have any right to receive a distribution upon a liquidation or winding up of Stronghold Inc.

The shares of Class V common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class V common stock. All outstanding shares of our Class V common stock are fully paid and non-assessable.
Preferred Stock
Our board of directors duly adopted on December 30, 2022, resolutions establishing the Series C Preferred Stock. Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further shareholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.0001 per share, covering up to an aggregate of 50,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.
Series C Preferred Stock
The material terms of the preferred stock set forth in the Certificate of Designations are as follows:
Designation and Amount
The Certificate of Designations designates twenty-three thousand, one hundred two (23,102) shares of Series C Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Certificate of Designation (the “Stated Value”).
Ranking and Liquidation Preference
The Series C Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Common Stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Junior Stock”), (ii) on a parity with any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series C Preferred Stock with respect to a Liquidation Event (“Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to a Liquidation Event (“Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Junior Stock, an amount per share of Series C Preferred Stock equal to the Stated Value.
Voting Rights
Except as required by the DGCL or the Certificate of Incorporation, holders of shares of Series C Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series C Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of the Certificate of Incorporation or the Bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C Preferred Stock, or (b) any provision of the Certificate of Designation, (ii) authorize, create, increase the amount of, or issue any Series C Preferred Stock or any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C Preferred Stock, Senior Stock, or Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Certificate of Designation) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and (iv) agree or consent to any of the foregoing.
The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Series D Preferred Stock
The material terms of the preferred stock set forth in the Certificate of Designations are as follows:
Designation and Amount
The Certificate of Designations designates five hundred eighty two (15,582) shares of Series D Preferred Stock, par value $0.0001 per share, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Certificate of Designation (the “Stated Value”).
Ranking and Liquidation Preference
The Series D Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Common Stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Junior Stock”), (ii)on a parity with the Series C Convertible Preferred Stock, par value $0.0001 per share, and any class or series of capital stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series D Preferred Stock with respect to rights upon a Liquidation Event (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Parity Stock”)and (iii)junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series D Preferred Stock with respect to rights upon a Liquidation Event (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Senior Stock”). In the event of a Liquidation Event, each Holder shall, with respect to each Series D Preferred Share owned by such Holder, be entitled to receive, out of funds of the Corporation legally available therefor, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of the Junior Stock, an amount per Series D Preferred Share equal to the Stated Value (as defined below). If upon any such Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the Holders the full amount to which they are entitled and the holders of any shares of Parity Stock ranking on a parity with the Series D Preferred Stock the full amount to which they are entitled under the Certificate of Incorporation or any certificate of designations, the Holders and the holders of such Parity Stock shall share ratably in any distribution of the funds and assets legally available for distribution in respect of the shares of Series D Preferred Stock and such Parity Stock held by them upon such distribution. The “Stated Value” shall mean One Thousand United States Dollars ($1,000.00) per share, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth herein; provided, that a Fundamental Transaction shall not constitute a Liquidation Event.
Voting Rights
Except as required by the DGCL or the Certificate of Incorporation (including the relevant Certificate of Designations), Holders shall not have any voting rights except that. The Corporation shall require approval of the Holders of at least two-thirds (66.67%) of the then outstanding Series D Preferred Shares (together with any Parity Stock) to (either directly or through a Subsidiary or controlled Affiliate):(a) authorize, create, increase the authorized amount of, or issue any Series D Preferred Stock or class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series D Preferred Stock, Senior Stock or Parity Stock;(b) authorize, enter into or otherwise engage in a Fundamental Transaction unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series D Preferred Stock; and(c) agree or consent to any of the foregoing.Further, the Corporation shall require approval of the Holders of at least two-thirds (66.67%) of the then outstanding Series D Preferred Shares to (either directly or through a Subsidiary or controlled Affiliate), amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (i) any provision of the Certificate of Incorporation (including the relevant Certificate of Designations) or the Corporation’s bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series D Preferred Stock or (ii) any provision of the relevant Certificate of Designations.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It could also affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.
Liability of Our Directors
As permitted by the DGCL, we have included in our Certificate of Incorporation a provision that limits our directors’ liability for monetary damages for breach of their fiduciary duty of care to us and our stockholders. The provision does not affect the liability of a director:
•for any breach of his/her duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for the declaration or payment of unlawful dividends or unlawful stock repurchases or redemptions; and
•for any transaction from which the director derived an improper personal benefit.
This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law
Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
Certificate of Incorporation and Bylaws
Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our Certificate of Incorporation and our Bylaws:
•establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
•provide that the authorized number of directors may be changed only by resolution of the board of directors, unless the Certificate of Incorporation fixes the number of directors, in which case, a change in the number of directors shall be made only by amendment of the certificate of incorporation;
•provide that our Certificate of Incorporation may only be amended by the affirmative vote of the holders of at least 50% of our then outstanding of stock in the Company entitled to voted thereon, voting together as a single class;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•provide that prior to the date on which Q Power and its affiliates no longer beneficially owns 40% or more of the combined outstanding shares of Class A common stock and Class V common stock (the “Trigger Date”), any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing;
•provide that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock entitled to vote generally in the election of directors, acting at a meeting of the stockholders or by written consent (if permitted), subject to the rights of the holders of any series of preferred stock, shall be required to remove any or all of the directors from office, and such removal may be with or without “cause”;
•provide that special meetings of our stockholders may only be called by the chief executive officer, the chairman of the board (or any co-chairman), or by a majority of the board;
•provide that our Bylaws can be amended by the board of directors or stockholders of 66 2/3% of the voting power of the then-outstanding shares of stock entitled to vote thereon; and
•prohibit cumulative voting for the election of directors, unless otherwise provided in the Certificate of Incorporation.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.
Forum Selection

Our Certificate of Incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.
Corporate Opportunities
Our Certificate of Incorporation, to the fullest extent permitted by law, renounces any reasonable expectancy interest that we have in, or right to be offered an opportunity to participate in, any corporate or business opportunities that are from time to time presented to Q Power, its affiliated directors and affiliates, and our non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be a corporate or business opportunity in which we or any of our subsidiaries could have an interest or expectancy. In addition, to the fullest extent permitted by law, in the event that Q Power, its affiliated directors and affiliates, and our directors acquire knowledge of any such opportunity, other than in their capacity as a member of our board of directors, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity.
Limitation of Liability and Indemnification Matters
Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL.
Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•for any breach of their duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also permits us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.
Stock Exchange Listing
Our common stock is listed on The Nasdaq Global Market and trades under the symbol “SDIG.”